Exhibit 99.2

[Morgan Stanley & Co. Incorporated Letterhead]

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of Quad/Graphics, Inc. (the “Registration Statement”), and in the proxy circular/prospectus of Quad/Graphics, Inc. and World Color Press Inc. which is part of the Registration Statement, of our opinion dated January 25, 2010, appearing as Annex B to the proxy circular/prospectus, and to the description of such opinion and the references to our name contained therein under the headings “Summary — Opinion of World Color Press’ Financial Advisor,” “Risk Factors— Risks Relating to the Arrangement,” “The Arrangement—Background of the Arrangement,” “The Arrangement— World Color Press’ Reasons for the Arrangement; Recommendation of the Board of Directors,” and “The Arrangement— Opinion of World Color Press’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jeffrey Vergamini

Jeffrey Vergamini
Executive Director

Investment Banking

Chicago, Illinois

May 3, 2010